Exhibit 99.1

News Release
For Release October 22, 2025
9:00 A.M.

Contact: (803) 951- 2265
D. Shawn Jordan, EVP & Chief Financial Officer or
Robin D. Brown, EVP & Chief Marketing Officer

First Community Corporation Announces Third Quarter Results and Cash Dividend

Highlights for Third Quarter of 2025

•	Net income of $5.192 million during the third quarter of 2025, an increase of 34.5% year-over-year and flat on a linked quarter basis. Net income, excluding the after-tax effect of merger expenses, of $5.630 million for the third quarter of 2025, an increase of 45.8% year-over-year and 5.0% on a linked quarter basis.
•	Diluted EPS of $0.67 per common share for the third quarter of 2025, an increase of 34.0% year-over-year and flat on a linked quarter basis. Diluted EPS per common share, excluding the after-tax effect of merger expenses, of $0.72, an increase of 44.0% year-over-year and 4.3% on a linked quarter basis.
•	Net income for the nine months ended September 30, 2025 of $14.375 million, a 47.8% increase over the same time period in 2024. Net income, excluding the after-tax effect of merger expenses, of $14.991 million for the first nine months of 2025, a 54.2% increase over the same time period in 2024.
•	Diluted EPS of $1.85 per common share for the nine months ended September 30, 2025, an increase of 46.8% over the same time period in 2024. Diluted EPS per common share for the nine months ending September 30, 2025, excluding the after-tax effect of merger expenses, of $1.93, an increase of 53.2% over the same time period in 2024.
•	Net interest margin on a tax equivalent basis of 3.27% with margin expansion of six basis points during the third quarter of 2025. This is the sixth consecutive quarter of margin expansion.
•	Total loans increased during the third quarter of 2025 by $19.3 million, a 6.1% annualized growth rate. Year-to-date through September 30, 2025, total loans increased $58.8 million, a 6.4% annualized growth rate.
•	Total deposits increased during the third quarter of 2025 by $17.1 million, an annualized growth rate of 3.9%. Year-to-date through September 30, 2025, total deposits increased $95.3 million, a 7.6% annualized growth rate. Customer deposits (total deposits excluding brokered CDs) increased during the third quarter of 2025 by $27.6 million, a 6.3% annualized growth rate.
•	Assets under management (AUM) were a record $1.103 billion at September 30, 2025, a 19.1% increase year-to-date through September 30, 2025. Investment advisory revenue was $1.862 million during the third quarter of 2025.
•	Mortgage line of business total production was $51.6 million during the third quarter of 2025 with fee revenue of $934 thousand.
•	Strong credit quality metrics with non-performing assets (NPAs) ratio of 0.04%, past due ratio of 0.07%, net charge-offs, including overdrafts, during the third quarter of 2025 of $13 thousand; excluding overdrafts net loan recoveries were $8 thousand during the third quarter of 2025.
•	Cash dividend of $0.16 per common share, which is the 95th consecutive quarter of cash dividends paid to common shareholders.

Lexington, SC – October 22, 2025 Today, First Community Corporation (Nasdaq: FCCO), the holding company for First Community Bank, reported net income for the third quarter of 2025 of $5.192 million as compared to $5.186 million in the second quarter of 2025 and $3.861 million in the third quarter of 2024. Earnings were essentially flat on a linked quarter basis, but increased 34.5% year-over-year. Diluted earnings per common share were $0.67 for the third quarter of 2025 as compared to $0.67 for the second quarter of 2025 and $0.50 for the third quarter of 2024 and flat on a linked quarter basis, but up 34.0% year-over-year. Net income, excluding the after-tax effect of merger expenses, was $5.630 million for the third quarter of 2025, an increase of 45.8% year-over-year and 5.0% on a linked quarter basis. Diluted EPS per common share, excluding the after-tax effect of merger expenses, was $0.72, an increase of 44.0% year-over-year and 4.3% on a linked quarter basis.

Year-to-date through September 30, 2025, net income was $14.375 million compared to $9.723 million during the first nine months of 2024, an increase of 47.8%. Diluted earnings per share for the first nine months of 2025 were $1.85, compared to $1.26 during the same time period in 2024, an increase of 46.8%. Net income, excluding the after-tax effect of merger expenses, was $14.991 million for the first nine months of 2025, a 54.2% increase over the same time period in 2024. Diluted EPS per common share for the nine months ending September 30, 2025, excluding the after-tax effect of merger expenses, was $1.93, an increase of 53.2% over the same period in 2024.

Cash Dividend and Capital

The Board of Directors approved a cash dividend for the third quarter of 2025. The company will pay a $0.16 per share dividend to holders of the company’s common stock. This dividend is payable November 18, 2025 to shareholders of record as of November 4, 2025. Mike Crapps, First Community Corporation President and CEO, commented, “Our entire board is pleased that our performance enables the company to continue its cash dividend for the 95th consecutive quarter.”

The company’s Board of Directors has approved a plan to utilize up to $7.5 million of capital to repurchase shares of its common stock, which represented approximately 4.6% of total shareholders’ equity as of September 30, 2025. This share repurchase plan expires on May 8, 2026. Under the repurchase plan, the Company may repurchase shares from time to time. No shares have been repurchased under this plan. Mr. Crapps noted, “This approved share repurchase provides us with some flexibility in managing capital going forward.”

Each of the regulatory capital ratios for the bank exceed the well capitalized minimum levels currently required by regulatory statute. At September 30, 2025, the bank’s regulatory capital ratios (Leverage, Tier I Risk Based and Total Risk Based) were 8.55%, 13.10%, and 14.15%, respectively. This compares to the same ratios as of September 30, 2024 of 8.39%, 12.93%, and 14.00%, respectively. As of September 30, 2025, the bank’s Common Equity Tier I ratio was 13.10% compared to 12.93% at September 30, 2024. Further, the company’s Tangible Common Shareholders’ Equity to Tangible Assets (TCE) ratio was 7.15% as of September 30, 2025, compared to 6.92% as of June 30, 2025, and 6.65% as of September 30, 2024.

Tangible Book Value (TBV) per common share was $19.06 at September 30, 2025, compared to $18.28 as of June 30, 2025, and $16.78 as of September 30, 2024.

Asset Quality

Asset quality metrics remained strong as of September 30, 2025. The non-performing assets ratio for the third quarter was 0.04% of total assets and a total past due ratio of 0.07% of total loans. Net charge-offs, including overdrafts, during the third quarter of 2025 were $13 thousand; excluding overdrafts net loan recoveries were $8 thousand during the third quarter of the year. Year-to-date through September 30, 2025 net charge-offs, including overdrafts, were $12 thousand and excluding overdrafts, net loan recoveries were $27 thousand. The ratio of classified loans plus OREO now stands at 0.80% of total bank regulatory risk-based capital as of September 30, 2025.

Balance Sheet

Total loans increased during the third quarter of 2025 by $19.3 million to $1.279 billion at September 30, 2025, compared to $1.260 billion at June 30, 2025, which is an annualized growth rate of 6.1%. Year-to-date through September 30, 2025, total loans increased $58.8 million, an annualized growth rate of 6.4%. Commercial loan production was $47.4 million and advances from unfunded commercial construction loans available for draws was $10.7 million during the third quarter of 2025. This compares to $46.3 million and $14.8 million, respectively, on a linked quarter basis. Loan payoffs and paydowns were down 24.7% on a linked quarter basis. Loan yields increased in the third quarter of 2025 to 5.84% from 5.77% in the second quarter of the year.

Total deposits increased $17.1 million during the third quarter of 2025 to $1.771 billion at September 30, 2025 compared to $1.754 billion at June 30, 2025. Customer deposits, which are total deposits excluding brokered CDs, increased during the third quarter of 2025 by $27.6 million, a 6.3% annualized growth rate. As of September 30, 2025, the bank had no brokered deposits. Pure deposits, which are defined as total deposits less certificates of deposits, increased $24.9 million on a linked quarter basis to $1.462 billion at September 30, 2025, an annualized growth rate of 6.9%. Securities sold under agreements to repurchase, which are related to customer cash management accounts or business sweep accounts, were $99.6 million at September 30, 2025. Non-interest bearing accounts increased $7.4 million to $483.3 million during the quarter and at September 30, 2025 represented 27.3% of total deposits. Costs of deposits were 1.81% in the third quarter of 2025 compared to 1.82% in the second quarter of the year. Cost of funds were 1.89% in the third quarter of 2025 compared to 1.91% in the second quarter of the year. Ted Nissen, First Community Bank President and CEO, commented, “A strength of our bank has been and continues to be the value of our deposit franchise. In the third quarter of the year, total deposits grew by $17.1 million with pure deposits growing $24.9 million. This shift toward pure deposits reflects a stronger focus on relationship-based accounts rather than more price-sensitive certificates of deposit.”

The bank has short-term investments, primarily interest bearing cash at the Federal Reserve Bank, of $163.2 million at September 30, 2025 compared to $151.3 million at June 30, 2025. Further, the bank has additional sources of liquidity in the form of federal funds purchased lines of credit in the total amount of $102.5 million with four financial institutions and $10.0 million through the Federal Reserve Discount Window. The bank also has substantial borrowing capacity at the Federal Home Loan Bank (FHLB) of Atlanta with an approved line of credit of up to 25% of assets. There were no borrowings against the above lines of credit as of September 30, 2025.

The investment portfolio was $501.3 million at September 30, 2025 compared to $507.3 million at June 30, 2025. The yield was 3.41% during the third quarter of 2025 as compared to 3.43% in the second quarter of 2025. The effective duration of the available-for-sale portfolio was 3.2 at September 30, 2025. Accumulated Other Comprehensive Loss (AOCL) improved to $20.2 million at September 30, 2025 from $21.9 million at June 30, 2025. During the second quarter of 2025, the company purchased four fixed rate agency mortgage-backed security bonds (MBS) totaling $20.0 million with a purchase yield of 4.78% and entered into a $19.8 million ($18.7 million as of September 30, 2025) amortizing notional amount pay-fixed/receive-floating interest rate swap, which was designated as a fair value hedge. This transaction was part of a hedging strategy which converts these fixed rate agency MBS bonds to synthetic floaters. The company pays a fixed rate of 3.67% and receives overnight SOFR.

Revenue

Net Interest Income/Net Interest Margin

Net interest income for the third quarter of 2025 was $15.994 million, compared to $15.324 million in the second quarter of 2025 and $13.412 million for the third quarter of 2024, an increase of 4.4% and 19.3%, respectively. Third quarter net interest margin, on a tax equivalent basis, was 3.27% compared to net interest margin of 3.21% in the second quarter of 2025, up six basis points on a linked quarter. This is the sixth consecutive quarter of margin expansion.

As previously disclosed, effective May 5, 2023, the company entered into a pay-fixed swap agreement with an initial notional amount of $150.0 million ($136.6 million as of September 30, 2025), designated as a fair value hedge for fixed rate loans in the closed loan portfolio. The swap converts these loans to a synthetic floating SOFR rate, with the company paying a fixed 3.58% and receiving overnight SOFR through maturity on May 5, 2026. This interest rate swap positively impacted interest on loans by $280 thousand during the third quarter of 2025 and $852 thousand year-to-date through September 30, 2025. Loan yields and net interest margin both benefited from this interest rate swap with increases of nine basis points and six basis points respectively during the third quarter of 2025 and nine basis points and six basis points respectively, year-to-date through September 30, 2025.

Non-Interest Income

Total non-interest income was $4.469 million in the third quarter of 2025 compared to $4.206 million in the second quarter of the year and $3.570 million in the third quarter of 2024, an increase of 6.3% and 25.2% respectively. It should be noted that the third quarter of 2025 included $188 thousand in non-recurring revenue, of which $176 thousand was a gain on an investment in a fintech fund focused on financial services.

Total production in the mortgage line of business in the third quarter of 2025 was $51.6 million which was comprised of $32.0 million in secondary market loans, $4.2 million in adjustable rate mortgages (ARMs) and $15.4 million in construction loans. This compares to production on a linked quarter of $62.9 million which was comprised of $31.9 million in secondary market loans, $5.7 million in ARMs, and $25.3 million in construction loans. Production in the third quarter of 2024 was $38.1 million which was comprised of $19.5 million in secondary market loans, $8.7 million in ARMs, and $9.9 million in construction loans. Fee revenue associated with the secondary market loans was $930.7 thousand in the third quarter of 2025 with a gain-on-sale margin of 2.91%. This compares to the second quarter of 2025 fee revenue of $876 thousand and a gain-on-sale margin of 2.74%.

Total assets under management (AUM) in the investment advisory line of business were $1.103 billion at September 30, 2025 compared to $1.011 billion at June 30, 2025 and $926.0 million at December 31, 2024. Revenue in this line of business was $1.862 million in the third quarter of 2025, compared to $1.751 million in the second quarter of the year which is an increase of 6.3% on a linked quarter, and compared to $1.595 million in the third quarter of 2024 which is an increase of 16.7% year-over-year.

Non-Interest Expense

Non-interest expense was $13.674 million in the third quarter of 2025, compared to $13.083 million in the second quarter of the year. Marketing expense was $349 thousand higher on a linked quarter due to a planned and more extensive media schedule during the period. Merger related expenses increased by $341 thousand on a linked quarter basis, driven by costs associated with the pending acquisition of Signature Bank of Georgia. On a linked quarter basis, expenses related to Other Real Estate Owned (OREO), which were elevated in the second quarter of the year due to the write down of an OREO property, were $98 thousand lower in the third quarter of the year. Other expense categories were basically flat on a linked quarter.

Other

During the third quarter of 2025, the company continued work on the previously announced plans to acquire Signature Bank of Georgia. The special meeting of shareholders related to the merger will be held on Wednesday, November 19, 2025 at 11:00 am eastern time. As previously noted, this acquisition provides First Community with expansion into a new market and the addition of a new line of business (SBA and other Government Guaranteed Lending). It is anticipated that the financial closing will be early in the first quarter of 2026 with the operational conversion to follow later in the first or early second quarter of 2026.

The income tax expense in the third quarter of 2025 benefited from South Carolina State tax credits in the amount of $120,000.

About First Community Corporation

First Community Corporation stock trades on The NASDAQ Capital Market under the symbol “FCCO” and is the holding company for First Community Bank, a local community bank based in the Midlands of South Carolina. First Community Bank is a full-service commercial bank offering deposit and loan products and services, residential mortgage lending and financial planning/investment advisory services for businesses and consumers. First Community serves customers in the Midlands, Aiken, Upstate and Piedmont Regions of South Carolina as well as Augusta, Georgia. For more information, visit www.firstcommunitysc.com.

FORWARD-LOOKING STATEMENTS

This news release and certain statements by our management may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans, goals, projections and expectations, and are thus prospective. Forward looking statements can be identified by words such as “anticipate”, “expects”, “intends”, “believes”, “may”, “likely”, “will”, “plans”, “positions”, “future”, “forward”, or other statements that indicate future periods. Such risks, uncertainties and other factors, include, among others, the following: (1) the possibility that the planned acquisition of Signature Bank of Georgia may not be completed in a timely manner or at all; (2) failure to obtain required shareholder or regulatory approvals in connection with the planned acquisition; (3) the risk that anticipated cost savings or other expected benefits of the planned acquisition may not be realized; (4) potential disruption to client or employee relationships as a result of the planned acquisition; (5) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (6) the strength of the United States economy in general and the strength of the local economies in which we conduct operations may be different than expected; (7) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan growth, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (8) changes in legislation, regulation, policies or administrative practices, whether by judicial, governmental, or legislative action; (9) adverse conditions in the stock market, the public debt markets and other capital markets (including changes in interest rate conditions) could continue to have a negative impact on the company; (10) changes in interest rates, which have and may continue to affect our deposit and funding costs, net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of our assets, including our investment securities; (11) technology and cybersecurity risks, including potential business disruptions, reputational risks, and financial losses, associated with potential attacks on or failures by our computer systems and computer systems of our vendors and other third parties; (12) elevated inflation which causes adverse risk to the overall economy, and could indirectly pose challenges to our customers and to our business; (13) any increases in FDIC assessment which has increased, and may continue to increase, our cost of doing business; (14) the adverse effects of events beyond our control that may have a destabilizing effect on financial markets and the economy, such as epidemics and pandemics, war or terrorist activities, essential utility outages, government shutdowns, deterioration in the global economy, instability in the credit markets, disruptions in our customers’ supply chains or disruption in transportation; and (15) risks, uncertainties and other factors disclosed in our most recent Annual Report on Form 10-K filed with the SEC, or in any of our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K filed with the SEC since the end of the fiscal year covered by our most recently filed Annual Report on Form 10-K, which are available at the SEC’s Internet site (http://www.sec.gov).

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. We can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

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FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024

Total Assets	$2,066,598	$2,046,265	$2,039,371	$1,958,021	$1,943,548
Other Short-term Investments and CD’s1	163,237	151,323	173,246	123,455	144,354
Investment Securities
Investments Held-to-Maturity	198,824	201,761	205,819	209,436	212,243
Investments Available-for-Sale	299,529	302,627	286,944	279,582	269,553
Other Investments at Cost	2,942	2,894	2,894	2,679	5,054
Total Investment Securities	501,295	507,282	495,657	491,697	486,850
Loans Held-for-Sale	8,970	10,975	7,052	9,662	3,935
Loans	1,279,310	1,260,055	1,251,980	1,220,542	1,196,659
Allowance for Credit Losses - Investments	19	19	24	23	24
Allowance for Credit Losses - Loans	13,478	13,330	13,608	13,135	12,933
Allowance for Credit Losses - Unfunded Commitments	529	490	455	480	409
Goodwill	14,637	14,637	14,637	14,637	14,637
Other Intangibles	328	368	407	446	486
Total Deposits	1,771,164	1,754,041	1,725,718	1,675,901	1,644,064
Securities Sold Under Agreements to Repurchase	99,614	103,640	129,812	103,110	66,933
Federal Funds Purchased	—	—	—	—	3,656
Federal Home Loan Bank Advances	—	—	—	—	50,000
Junior Subordinated Debt	14,964	14,964	14,964	14,964	14,964
Accumulated Other Comprehensive Loss (AOCL)	(20,173)	(21,863)	(22,973)	(25,459)	(23,223)
Shareholders’ Equity	161,568	155,500	149,959	144,494	143,312

Book Value Per Common Share	$21.01	$20.23	$19.52	$18.90	$18.76
Tangible Book Value Per Common Share (non-GAAP)	$19.06	$18.28	$17.56	$16.93	$16.78
Equity to Assets	7.82%	7.60%	7.35%	7.38%	7.37%
Tangible Common Equity to Tangible Assets (TCE Ratio) (non-GAAP)	7.15%	6.92%	6.66%	6.66%	6.65%
Loan to Deposit Ratio (Includes Loans Held-for-Sale)	72.74%	72.46%	72.96%	73.41%	73.03%
Loan to Deposit Ratio (Excludes Loans Held-for-Sale)	72.23%	71.84%	72.55%	72.83%	72.79%
Allowance for Credit Losses - Loans/Loans	1.05%	1.06%	1.09%	1.08%	1.08%

Regulatory Capital Ratios (Bank):
Leverage Ratio	8.55%	8.44%	8.45%	8.40%	8.39%
Tier 1 Capital Ratio	13.10%	13.04%	12.90%	12.87%	12.93%
Total Capital Ratio	14.15%	14.10%	13.99%	13.94%	14.00%
Common Equity Tier 1 Capital Ratio	13.10%	13.04%	12.90%	12.87%	12.93%
Tier 1 Regulatory Capital	$175,471	$171,611	$167,673	$164,397	$161,058
Total Regulatory Capital	$189,497	$185,450	$181,759	$178,034	$174,423
Common Equity Tier 1 Capital	$175,471	$171,611	$167,673	$164,397	$161,058

1 Includes federal funds sold and interest-bearing deposits.

FIRST COMMUNITY CORPORATION

BALANCE SHEET DATA

(Dollars in thousands, except per share data)

Average Balances:	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024

Average Total Assets	$2,051,815	$1,915,700	$2,022,432	$1,878,611
Average Loans (Includes Loans Held-for-Sale)	1,280,814	1,200,150	1,261,175	1,176,007
Average Investment Securities	504,100	487,622	500,631	492,707
Average Short-term Investments and CDs[1]	159,379	117,979	152,025	98,514
Average Earning Assets	1,944,293	1,805,751	1,913,831	1,767,228
Average Deposits	1,754,654	1,621,159	1,720,756	1,571,016
Average Other Borrowings	119,990	134,074	130,216	152,930
Average Shareholders’ Equity	158,014	139,154	152,324	134,970

Asset Quality:	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
	2025	2025	2025	2024	2024
Loan Risk Rating by Category (End of Period)
Special Mention	$2,948	$2,506	$2,357	$921	$672
Substandard	1,314	1,323	1,333	1,341	1,455
Doubtful	—	—	—	—	—
Pass	1,275,048	1,256,226	1,248,290	1,218,280	1,194,532
Total Loans	$1,279,310	$1,260,055	$1,251,980	$1,220,542	$1,196,659
Nonperforming Assets
Non-accrual Loans	$205	$210	$215	$219	$119
Other Real Estate Owned and Repossessed Assets	194	194	437	543	544
Accruing Loans Past Due 90 Days or More	482	66	6	48	211
Total Nonperforming Assets	$881	$470	$658	$810	$874

	Three months ended		Nine months ended
	September 30,		September 30,
	2025	2024	2025	2024
Loans Charged-off	$4	$54	$7	$85
Overdrafts Charged-off	48	29	76	64
Loan Recoveries	(12)	(9)	(34)	(42)
Overdraft Recoveries	(27)	(6)	(37)	(12)
Net Charge-offs	$13	$68	$12	$95
Net Charge-offs to Average Loans[2]	0.00%	0.02%	0.00%	0.01%

1 Includes federal funds sold and interest-bearing deposits.

2 Annualized.

FIRST COMMUNITY CORPORATION

INCOME STATEMENT DATA

(Dollars in thousands, except per share data)

	Three months ended		Three months ended		Three months ended		Nine months ended
	September 30,		June 30,		March 31,		September 30,
	2025	2024	2025	2024	2025	2024	2025	2024

Interest income	$24,902	$23,161	$24,173	$21,931	$23,082	$21,256	$72,157	$66,348
Interest expense	8,908	9,749	8,849	9,237	8,692	9,179	26,449	28,165
Net interest income	15,994	13,412	15,324	12,694	14,390	12,077	45,708	38,183
Provision for (release of) credit losses	201	(16)	(237)	454	437	129	401	567
Net interest income after provision for (release of) credit losses	15,793	13,428	15,561	12,240	13,953	11,948	45,307	37,616
Non-interest income
Deposit service charges	243	228	224	235	221	259	688	722
Mortgage banking income	934	575	879	659	759	425	2,572	1,659
Investment advisory fees and non-deposit commissions	1,862	1,595	1,751	1,508	1,806	1,358	5,419	4,461
Gain on sale of other assets	—	5	127	—	—	—	127	5
Other non-recurring income	188	—	—	95	—	—	188	95
Other	1,242	1,167	1,225	1,145	1,196	1,142	3,663	3,454
Total non-interest income	4,469	3,570	4,206	3,642	3,982	3,184	12,657	10,396
Non-interest expense
Salaries and employee benefits	8,059	7,422	8,060	7,303	7,657	7,101	23,776	21,826
Occupancy	792	793	772	738	777	790	2,341	2,321
Equipment	377	391	390	317	390	330	1,157	1,038
Marketing and public relations	557	477	208	258	514	566	1,279	1,301
FDIC assessment	286	290	274	302	300	278	860	870
Other real estate expenses	12	11	110	90	12	12	134	113
Amortization of intangibles	39	40	40	39	39	39	118	118
Merger expenses	575	—	234	—	—	—	809	—
Other	2,977	2,567	2,995	2,796	3,065	2,689	9,037	8,052
Total non-interest expense	13,674	11,991	13,083	11,843	12,754	11,805	39,511	35,639
Income before taxes	6,588	5,007	6,684	4,039	5,181	3,327	18,453	12,373
Income tax expense	1,396	1,146	1,498	774	1,184	730	4,078	2,650
Net income	$5,192	$3,861	$5,186	$3,265	$3,997	$2,597	$14,375	$9,723

Per share data
Net income, basic	$0.68	$0.51	$0.68	$0.43	$0.52	$0.34	$1.88	$1.28
Net income, diluted	$0.67	$0.50	$0.67	$0.42	$0.51	$0.34	$1.85	$1.26

Average number of shares outstanding - basic	7,668,043	7,623,260	7,663,964	7,617,266	7,647,537	7,600,450	7,659,923	7,612,889
Average number of shares outstanding - diluted	7,786,177	7,722,276	7,786,757	7,695,476	7,767,978	7,679,771	7,764,314	7,694,671
Shares outstanding period end	7,689,694	7,640,648	7,685,754	7,635,145	7,681,601	7,629,005	7,689,694	7,640,648

Return on average assets	1.00%	0.80%	1.02%	0.71%	0.82%	0.56%	0.95%	0.69%
Return on average common equity	13.04%	11.04%	13.68%	9.82%	11.05%	7.91%	12.62%	9.62%
Return on average tangible common equity (non-GAAP)	14.40%	12.39%	15.18%	11.08%	12.31%	8.95%	14.00%	10.84%
Net interest margin (non taxable equivalent)	3.26%	2.95%	3.19%	2.92%	3.12%	2.78%	3.19%	2.89%
Net interest margin (taxable equivalent)	3.27%	2.96%	3.21%	2.93%	3.13%	2.79%	3.20%	2.89%
Efficiency ratio[1]	64.44%	70.48%	66.04%	72.75%	69.23%	77.15%	66.49%	73.34%

[1]	Calculated by dividing non-interest expense excluding merger expenses by net interest income on tax equivalent basis and non interest income, excluding gain on sale of other assets and other non-recurring income.

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

(Dollars in thousands)

	Three months ended September 30, 2025			Three months ended September 30, 2024
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$1,280,814	$18,864	5.84%	$1,200,150	$17,279	5.73%
Non-taxable securities	45,699	346	3.00%	48,641	355	2.90%
Taxable securities	458,401	3,982	3.45%	438,981	3,975	3.60%
Int bearing deposits in other banks	159,323	1,709	4.26%	117,979	1,552	5.23%
Fed funds sold	56	1	7.08%	—	—	NA
Total earning assets	$1,944,293	$24,902	5.08%	$1,805,751	$23,161	5.10%
Cash and due from banks	24,455			24,202
Premises and equipment	29,402			30,270
Goodwill and other intangibles	14,985			15,142
Other assets	52,107			53,346
Allowance for credit losses - investments	(19)			(27)
Allowance for credit losses - loans	(13,408)			(12,984)
Total assets	$2,051,815			$1,915,700

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$354,535	$1,093	1.22%	$321,183	$999	1.24%
Money market accounts	478,236	3,662	3.04%	422,719	3,598	3.39%
Savings deposits	105,948	66	0.25%	109,956	114	0.41%
Time deposits	340,611	3,174	3.70%	321,954	3,576	4.42%
Fed funds purchased	39	1	10.17%	40	—	0.00%
Securities sold under agreements to repurchase	104,987	639	2.41%	69,070	506	2.91%
FHLB Advances	—	—	NA	50,000	646	5.14%
Other long-term debt	14,964	273	7.24%	14,964	310	8.24%
Total interest-bearing liabilities	$1,399,320	$8,908	2.53%	$1,309,886	$9,749	2.96%
Demand deposits	475,324			445,347
Allowance for credit losses - unfunded commitments	490			489
Other liabilities	18,667			20,824
Shareholders’ equity	158,014			139,154
Total liabilities and shareholders’ equity	$2,051,815			$1,915,700

Cost of deposits, including demand deposits			1.81%			2.03%
Cost of funds, including demand deposits			1.89%			2.21%
Net interest spread			2.55%			2.14%
Net interest income/margin		$15,994	3.26%		$13,412	2.95%
Net interest income/margin (tax equivalent)		$16,048	3.27%		$13,448	2.96%

FIRST COMMUNITY CORPORATION

Yields on Average Earning Assets and

Rates on Average Interest-Bearing Liabilities

(Dollars in thousands)

	Nine months ended September 30, 2025			Nine months ended September 30, 2024
	Average	Interest	Yield/	Average	Interest	Yield/
	Balance	Earned/Paid	Rate	Balance	Earned/Paid	Rate
Assets
Earning assets
Loans	$1,261,175	$54,482	5.78%	$1,176,007	$49,230	5.59%
Non-taxable securities	46,277	1,032	2.98%	48,959	1,070	2.92%
Taxable securities	454,354	11,766	3.46%	443,748	12,279	3.70%
Int bearing deposits in other banks	151,979	4,875	4.29%	98,480	3,768	5.11%
Fed funds sold	46	2	5.81%	34	1	3.93%
Total earning assets	$1,913,831	$72,157	5.04%	$1,767,228	$66,348	5.01%
Cash and due from banks	24,729			24,074
Premises and equipment	29,667			30,403
Goodwill and other intangibles	15,024			15,181
Other assets	52,609			54,397
Allowance for credit losses - investments	(22)			(29)
Allowance for credit losses - loans	(13,406)			(12,643)
Total assets	$2,022,432			$1,878,611

Liabilities
Interest-bearing liabilities
Interest-bearing transaction accounts	$344,739	$3,122	1.21%	$305,316	$2,486	1.09%
Money market accounts	459,933	10,475	3.05%	410,230	10,327	3.36%
Savings deposits	109,711	218	0.27%	113,306	341	0.40%
Time deposits	339,434	9,689	3.82%	304,746	10,056	4.41%
Fed funds purchased	14	1	9.55%	16	—	0.00%
Securities sold under agreements to repurchase	115,238	2,133	2.47%	74,884	1,611	2.87%
FHLB Advances	—	—	NA	63,066	2,417	5.12%
Other long-term debt	14,964	811	7.25%	14,964	927	8.27%
Total interest-bearing liabilities	$1,384,033	$26,449	2.56%	$1,286,528	$28,165	2.92%
Demand deposits	466,939			437,418
Allowance for credit losses - unfunded commitments	475			532
Other liabilities	18,661			19,163
Shareholders’ equity	152,324			134,970
Total liabilities and shareholders’ equity	$2,022,432			$1,878,611

Cost of deposits, including demand deposits			1.83%			1.97%
Cost of funds, including demand deposits			1.91%			2.18%
Net interest spread			2.48%			2.09%
Net interest income/margin		$45,708	3.19%		$38,183	2.89%
Net interest income/margin (tax equivalent)		$45,867	3.20%		$38,298	2.89%

The tables below provide a reconciliation of non-GAAP measures to GAAP for the periods indicated:

	September 30,	June 30,	March 31,	December 31,	September 30,
Tangible book value per common share	2025	2025	2025	2024	2024
Tangible common equity per common share (non-GAAP)	$19.06	$18.28	$17.56	$16.93	$16.78
Effect to adjust for intangible assets	1.95	1.95	1.96	1.97	1.98
Book value per common share (GAAP)	$21.01	$20.23	$19.52	$18.90	$18.76
Tangible common shareholders’ equity to tangible assets
Tangible common equity to tangible assets (non-GAAP)	7.15%	6.92%	6.66%	6.66%	6.65%
Effect to adjust for intangible assets	0.67%	0.68%	0.69%	0.72%	0.72%
Common equity to assets (GAAP)	7.82%	7.60%	7.35%	7.38%	7.37%

Return on average tangible common equity	Three months ended September 30,		Three months ended June 30,		Three months ended March 31,		Nine months ended September 30,
	2025	2024	2025	2024	2025	2024	2025	2024
Return on average tangible common equity (non-GAAP)	14.40%	12.39%	15.18%	11.08%	12.31%	8.95%	14.00%	10.84%
Effect to adjust for intangible assets	(1.36)%	(1.35)%	(1.50)%	(1.26)%	(1.26)%	(1.04)%	(1.38)%	(1.22)%
Return on average common equity (GAAP)	13.04%	11.04%	13.68%	9.82%	11.05%	7.91%	12.62%	9.62%

	Three months ended			Nine months ended
Pre-tax, pre-provision earnings	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2025	2025	2024	2025	2024
Pre-tax, pre-provision earnings (non-GAAP)	$6,789	$6,447	$4,991	$18,854	$12,940
Effect to adjust for pre-tax, pre-provision earnings	(1,597)	(1,261)	(1,130)	(4,479)	(3,217)
Net Income (GAAP)	$5,192	$5,186	$3,861	$14,375	$9,723

	Three months ended			Nine months ended
Net income excluding the after-tax effect of merger expenses	September 30,	June 30,	September 30,	September 30,
(Dollars in thousands)	2025	2025	2024	2025	2024
Net income excluding the after-tax effect of merger expenses (non-GAAP)	$5,630	$5,364	$3,861	$14,991	$9,723
Effect to adjust for the after-tax effect of merger expenses	(438)	(178)	—	(616)	—
Net Income (GAAP)	$5,192	$5,186	$3,861	$14,375	$9,723

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,
Diluted earnings per common share excluding the after-tax effect of merger expenses	2025	2025	2024	2025	2024
Diluted earnings per common share excluding the after-tax effect of merger expenses (non-GAAP)	$0.7231	$0.6889	$0.5000	$1.9308	$1.2636
Effect to adjust for the after-tax effect of merger expenses	(0.0563)	(0.0229)	—	(0.0794)	—
Diluted earnings per common share (GAAP)	$0.6668	$0.6660	$0.5000	$1.8514	$1.2636

Certain financial information presented above is determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). These non-GAAP financial measures include “Tangible book value per common share,” “Tangible common shareholders’ equity to tangible assets,” “Return on average tangible common equity,” “Pre-tax, pre-provision earnings,” “Net income excluding the after-tax effect of merger expenses,” “Diluted earnings per common share excluding the after-tax effect of merger expenses”.

•	“Tangible book value per common share” is defined as total equity reduced by recorded intangible assets divided by total common shares outstanding.
•	“Tangible common shareholders’ equity to tangible assets” is defined as total common equity reduced by recorded intangible assets divided by total assets reduced by recorded intangible assets.
•	“Return on average tangible common equity” is defined as net income on an annualized basis divided by average total equity reduced by average recorded intangible assets.
•	“Pre-tax, pre-provision earnings” is defined as net interest income plus non-interest income, reduced by non-interest expense.
•	“Net income excluding the after-tax effect of merger expenses” is defined as net income plus merger expenses less income taxes on merger expenses at a marginal tax rate of 23.84%.
•	“Diluted earnings per common share excluding the after-tax effect of merger expenses” is defined as ((net income plus merger expenses less income taxes on merger expenses at a marginal tax rate of 23.84%) divided by the average number of diluted shares outstanding).

Our management believes that these non-GAAP measures are useful because they enhance the ability of investors and management to evaluate and compare our operating results from period-to-period in a meaningful manner. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the company’s results as reported under GAAP.